UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2007

EFJ, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21681	47-0801192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1440 Corporate Drive, Irving, TX 75038

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (972) 819-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

See the disclosure in Item 2.03 of this report.

Item 2.02	Results of Operations and Financial Condition.

The information pursuant to Item 2.02 in this report on Form 8-K is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

On March 7, 2007, the Company announced its results of operations for the quarter ended December 31, 2007. The complete release is attached to this report as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 11, 2006, following the closing of the merger of a wholly-owned subsidiary of EFJ with and into 3eTI as a result of which 3eTI became a wholly-owned subsidiary of EFJ (the “Merger”), EFJ, E. F. Johnson Company, a Minnesota corporation, Transcrypt International, Inc., a Delaware corporation, and 3eTI (collectively, the “Borrowers”) and Bank of America, N.A. (“Lender”) entered into that certain Second Amendment to Revolving Line of Credit Agreement and Security Agreement (the “Second Amendment”) which amended that certain Revolving Line of Credit Agreement and Security Agreement between EFJ and Lender dated November 15, 2002, as previously amended (the “Loan Agreement”), which provides for revolving loans (the “Revolving Loans”) in the amount of $15.0 million. In connection with the Second Amendment, the parties also entered into a Term Note and a Second Amendment to Revolving Note (collectively with the Second Amendment, the “Amendment Documents”). The purposes of the Amendment Documents were to (i) provide for the Merger and add 3eTI as co-borrower and co-obligor, (ii) provide for the extension of a term loan by Lender to the Borrowers in the principal amount of $15.0 million (the “Term Loan”) and (iii) effect certain other changes as described in the Amendment. The Revolving Loans and the Term Loan under the Loan Agreement as amended bear interest at a fluctuating rate based on either the London Interbank Offered Rate as described in the Loan Documents or the prime rate, plus a margin determined by the Borrowers’ ratio of debt to its earnings before interest, taxes, depreciation and amortization (“EBITDA”). Interest on the Revolving Loans and the Term Loan is payable quarterly and the outstanding principal amount of the Term Loan and any Revolving Loans is due and payable on June 30, 2010. The Borrowers currently have outstanding the $15.0 million Term Loan and there are currently no Revolving Loans outstanding.

The Loan Agreement as amended provides for customary affirmative and negative covenants, including maintenance of corporate existence, rights, property, books and records and insurance, compliance with contracts and laws, and certain reporting requirements, as well as limitations on debt, liens, fundamental changes, acquisitions, transfers of assets, investments, loans, guarantees, use of proceeds, sale-leaseback transactions and capital expenditures. In addition, the Loan Agreement as amended contains certain financial covenants including a maximum ratio of funded debt to EBITDA and a fixed charge coverage ratio. The Loan Agreement as amended also provides for events of default that would permit the Lender to accelerate the loans upon their occurrence, including failure to make payments, breaches of representations and warranties, insolvency events, acceleration of other indebtedness, failure to discharge judgments, material adverse effects, certain breaches of contracts, casualty losses when no or insufficient insurance is maintained, changes of control, certain ERISA events and failure to observe covenants. As collateral for the obligations under the Loan Agreement as amended, the Lender has a security interest in substantially all assets of the Borrowers, including accounts receivable, inventory, machinery, equipment, real estate, and general intangibles.

On March 6, 2007, the Borrowers and the Lender entered into that certain Third Amendment to Revolving Line of Credit, Term Loan Agreement and Security Agreement (the “Third Amendment”). For the quarter ending December 31, 2006, the Borrowers are not in compliance with the Funded Debt to EBITDA ratio or the Fixed Charge Coverage ratio set forth in the Loan Agreement. Pursuant to the Third Amendment, the Lender agreed to waive such financial covenant defaults on a one time basis, subject to the further modification of the Loan Agreement to revise such financial covenants, to modify the advance and borrowing conditions under the Loan Agreement and for certain other purposes as more fully set forth in the Third Amendment. The summary of the transaction described above is qualified by reference to the Third Amendment, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference and the Loan Documents (excluding the Third Amendment), a copy of which are attached as Exhibits 10.2, 10.3 and 10.4 to the Company’s Form 8-K filed July 14, 2006 and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

The information pursuant to Item 7.01 in this report on Form 8-K is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

On March 7, 2007, EFJ, Inc. issued a press release announcing its financial guidance for 2007. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

10.1 Third Amendment to Revolving Line of Credit, Term Loan Agreement and Security Agreement dated as of July 11, 2006 by and among EFJ, Inc., E. F. Johnson Company, Transcrypt International, Inc., 3eTI and Bank of America, N.A.

99.1 Press release of EFJ, Inc. issued on March 7, 2007

99.2 Press release of EFJ, Inc. issued on March 7, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EFJ, Inc.
(Registrant)

March 7, 2007	By:	/s/ Jana Ahlfinger Bell
Chief Financial Officer (Principal Financial and Accounting Officer)

Index to Exhibits

10.1 Third Amendment to Revolving Line of Credit, Term Loan Agreement and Security Agreement dated as of July 11, 2006 by and among EFJ, Inc., E. F. Johnson Company, Transcrypt International, Inc., 3eTI and Bank of America, N.A.

99.1 Press release of EFJ, Inc. issued on March 7, 2007

99.2 Press release of EFJ, Inc. issued on March 7, 2007